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                                                                  Exhibit 23.02


Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the captions "Laser Power Corporation Selected Historical Financial Data" and "Experts" in the Registration Statement (Form S-4) and related Prospectus of II-VI Inc. for the registration of shares of its common stock and to the inclusion therein of our report dated December 4, 1999 (except for Note 10, as to which the date is July 12, 2000), with respect to the consolidated financial statements of Laser Power Corporation included in its Annual Report (Form 10-K) for the year ended September 30, 1999 filed with the Securities and Exchange Commission.

                                                          /s/ Ernst & Young LLP


San Diego, California
July 12, 2000